                                                                    EXHIBIT 10.1

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                                 April 15, 2005

                                      among

                                DEALERTRACK, INC.

                           DEALERTRACK HOLDINGS, INC.

                            THE LENDERS PARTY HERETO

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                   as Administrative Agent and LC Issuing Bank

                           ---------------------------

                          LEHMAN COMMERCIAL PAPER INC.,
                                Syndication Agent

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                               Documentation Agent

                           ---------------------------

                          J.P. MORGAN SECURITIES INC.,
                              LEHMAN BROTHERS INC.
                                       and
                            WACHOVIA SECURITIES INC.,
                                  as Arrangers

                           J.P. MORGAN SECURITIES INC.
                                       and
                              LEHMAN BROTHERS INC.,
                              as Joint Bookrunners

================================================================================

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                                TABLE OF CONTENTS

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                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Defined Terms....................................................      1
Section 1.02.  Classification of Loans and Borrowings...........................     24
Section 1.03.  Terms Generally..................................................     24
Section 1.04.  Accounting Terms; Changes in GAAP................................     24

                                    ARTICLE 2
                                   THE CREDITS

Section 2.01.  Revolving and Term Commitments...................................     25
Section 2.02.  Revolving and Term Loans.........................................     25
Section 2.03.  Requests to Borrow Revolving or Term Loans.......................     26
Section 2.04.  Letters of Credit................................................     27
Section 2.05.  Funding of Revolving and Term Loans..............................     32
Section 2.06.  Interest Elections...............................................     33
Section 2.07.  Termination or Reduction of Commitments..........................     34
Section 2.08.  Payment at Maturity; Evidence of Debt............................     35
Section 2.09.  Scheduled Amortization of Term Loans.............................     36
Section 2.10.  Optional and Mandatory Prepayments...............................     37
Section 2.11.  Fees.............................................................     38
Section 2.12.  Interest.........................................................     40
Section 2.13.  Alternate Rate of Interest.......................................     40
Section 2.14.  Increased Costs..................................................     41
Section 2.15.  Break Funding Payments...........................................     42
Section 2.16.  Taxes............................................................     43
Section 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs......     45
Section 2.18.  Lender's Obligation to Mitigate; Replacement of Lenders..........     47

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

Section 3.01.  Organization; Powers.............................................     47
Section 3.02.  Authorization; Enforceability....................................     48
Section 3.03.  Governmental Approvals; No Conflicts.............................     48
Section 3.04.  Financial Statements; No Material Adverse Change.................     48
Section 3.05.  Properties.......................................................     49
Section 3.06.  Litigation and Environmental Matters.............................     49
Section 3.07.  Compliance with Laws and Agreements..............................     50
Section 3.08.  Investment and Holding Company Status............................     50
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
Section 3.09.  Taxes............................................................     50
Section 3.10.  ERISA............................................................     50
Section 3.11.  Disclosure.......................................................     51
Section 3.12.  Subsidiaries.....................................................     51
Section 3.13.  Insurance........................................................     51
Section 3.14.  Labor Matters....................................................     51
Section 3.15.  Solvency.........................................................     52

                                    ARTICLE 4
                                   CONDITIONS

Section 4.01.  Effective Date...................................................     52
Section 4.02.  Each Extension of Credit.........................................     54

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

Section 5.01.  Financial Statements and Other Information.......................     55
Section 5.02.  Notice of Material Events........................................     57
Section 5.03.  Information Regarding Collateral.................................     58
Section 5.04.  Existence; Conduct of Business...................................     58
Section 5.05.  Payment of Obligations...........................................     58
Section 5.06.  Maintenance of Properties........................................     58
Section 5.07.  Insurance........................................................     58
Section 5.08.  Casualty and Condemnation........................................     60
Section 5.09.  Proper Records; Rights to Inspect and Appraise...................     60
Section 5.10.  Compliance with Laws.............................................     60
Section 5.11.  Use of Proceeds and Letters of Credit............................     60
Section 5.12.  Additional Subsidiaries..........................................     61
Section 5.13.  Further Assurances...............................................     61

                                    ARTICLE 6
                               NEGATIVE COVENANTS

Section 6.01.  Debt; Certain Equity Securities..................................     62
Section 6.02.  Liens............................................................     65
Section 6.03.  Fundamental Changes..............................................     66
Section 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions........     67
Section 6.05.  Asset Sales......................................................     69
Section 6.06.  Sale and Leaseback Transactions..................................     70
Section 6.07.  Hedging Agreements...............................................     70
Section 6.08.  Restricted Payments; Certain Payments of Debt....................     70
Section 6.09.  Transactions with Affiliates.....................................     71
Section 6.10.  Restrictive Agreements...........................................     72
Section 6.11.  Amendment of Material Documents; Change in Fiscal Year...........     72

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
Section 6.12.  Capital Expenditures.............................................     72
Section 6.13.  Leverage Ratio...................................................     72
Section 6.14.  Fixed Charge Coverage Ratio......................................     73

                                    ARTICLE 7
                                EVENTS OF DEFAULT

                                    ARTICLE 8
                                   THE AGENTS

Section 8.01.  Appointment and Authorization....................................     76
Section 8.02.  Rights and Powers as a Lender....................................     76
Section 8.03.  Limited Duties and Responsibilities..............................     76
Section 8.04.  Authority to Rely on Certain Writings, Statements and Advice.....     77
Section 8.05.  Sub-Agents and Related Parties...................................     77
Section 8.06.  Resignation; Successor Administrative Agent......................     77
Section 8.07.  Credit Decisions by Lenders......................................     78
Section 8.08.  Other Agents.....................................................     78

                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.01.  Notices..........................................................     79
Section 9.02.  Waivers; Amendments..............................................     79
Section 9.03.  Expenses; Indemnity; Damage Waiver...............................     82
Section 9.04.  Successors and Assigns...........................................     83
Section 9.05.  Survival.........................................................     86
Section 9.06.  Counterparts; Integration; Effectiveness.........................     87
Section 9.07.  Severability.....................................................     87
Section 9.08.  Right of Set-off.................................................     87
Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.......     88
Section 9.10.  WAIVER OF JURY TRIAL.............................................     88
Section 9.11.  Headings.........................................................     89
Section 9.12.  Confidentiality..................................................     89

SCHEDULES:

Schedule 1.01A -- Existing Letters of Credit
Schedule 1.01B -- Initial Investors
Schedule 1.01C -- Proposed Acquisitions
Schedule 2.01 -- Commitments
Schedule 3.05 -- Existing Real Properties
Schedule 3.06 -- Disclosed Matters
Schedule 3.12 -- List of Subsidiaries; Holdings Preferred Stock

Schedule 3.13 -- Insurance
Schedule 6.01 -- Existing Debt
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions
Schedule 6.11 -- Material Agreements

EXHIBITS:

Exhibit A -- Form of Assignment
Exhibit B -- Form of Opinion of Special Counsel to the Credit Parties Exhibit C -- Form of Guarantee and Security Agreement

      CREDIT AGREEMENT dated as of April 15, 2005 among DEALERTRACK, INC., DEALERTRACK HOLDINGS, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and LC Issuing Bank.

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

      "ADJUSTED CONSOLIDATED EBITDA" means, for any period, Consolidated EBITDA for such period less the aggregate amount of Capital Expenditures made during such period.

      "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

      "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents.

      "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

      "AGENTS" means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Joint Bookrunners and the Arrangers.

      "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "APPLICABLE RATE" means for any day:

            (a) with respect to any Revolving Loan or Term Loan that is Base Rate Loan, a rate per annum of 0.50%;

            (b) with respect to any Revolving Loan or Term Loan that is a Eurodollar Loan, a rate per annum of 1.50%; and

            (c) with respect to commitment fees, a rate per annum of 0.325%.

      "ARRANGERS" means J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Securities Inc., in their capacity as Arrangers in respect of this Agreement.

      "ASSET DISPOSITION" means a Prepayment Event described in clause (a) of the definition of "Prepayment Event".

      "ASSIGNMENT" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

      "AUTHORIZED OFFICER" of any Person means, with respect to any action, any of the chief executive officer, president, chief financial officer, treasurer, controller, secretary or any vice president of such Person, in each case who is duly authorized to take such action.

      "BASE RATE", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

      "BORROWER" means Holdings or the Company, as the context may require, and "BORROWERS" means Holdings and the Company. When used in connection with a specific Loan, Borrowing or Letter of Credit, the term "BORROWER" means the borrower (or proposed borrower) of such Loan or Borrowing or the account party (or proposed account party) for such Letter of Credit.

      "BORROWER LOAN OBLIGATIONS" means all principal of all Loans and LC Reimbursement Obligations outstanding from time to time under this Agreement, all interest (including Post-Petition Interest) on such Loans and LC Reimbursement Obligations and all other amounts now or hereafter payable by the Borrowers pursuant to the Loan Documents.

      "BORROWING" means Loans to the same Borrower of the same Class and Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

      "BORROWING REQUEST" means a request by a Borrower for a Borrowing in accordance with Section 2.03.

      "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

      "CAPITAL EXPENDITURES" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Holdings and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Capital Lease Obligations incurred by Holdings and its Subsidiaries during such period; provided that Capital Expenditures shall not include any such expenditures which constitute a Permitted Acquisition.

      "CAPITAL LEASE OBLIGATIONS" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

      "CASH COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

      "CASUALTY EVENT" means a Prepayment Event described in clause (b) of the definition of "Prepayment Event".

      "CHANGE IN CONTROL" means (a) before an IPO is consummated, the failure by the Initial Investors to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least 50% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (b) after an IPO is consummated, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than any Initial Investor, of Equity Interests representing more than either (i) 30% of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings or (ii) the percentage of the then outstanding ordinary voting power or the equity value represented by the issued and outstanding Equity Interests in Holdings owned, directly or indirectly, beneficially and of record, by the Initial Investors; (c) occupation of a majority of

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the seats (other than vacant seats) on the board of directors of Holdings by
Persons who were neither (i) nominated by the board of directors of Holdings nor
(ii) appointed by directors so nominated; or (d) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (except Holdings) of any Equity Interest in the Company.

      "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or the LC Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the LC Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

      "CHIEF FINANCIAL OFFICER" means the chief financial officer of the Company.

      "CLASS" (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether to such Commitments are Revolving Commitments or Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

      "COLLATERAL" means any and all "Collateral", as defined in any Security Document.

      "COLLATERAL AND GUARANTEE REQUIREMENT" means the requirement that:

            (a) the Administrative Agent shall have received from each Credit Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Credit Party or (ii) in the case of any Person that becomes a Credit Party after the Effective Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Credit Party;

            (b) all outstanding Equity Interests in any DealerTrack Company owned by or on behalf of any Credit Party shall have been pledged pursuant to the Security Agreement (except that the Credit Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Excluded Subsidiary) and the Administrative Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

            (c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

            (d) each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

            (e) each Credit Party shall have taken (or authorized and directed the Administrative Agent to take) all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

      "COMMITMENT" means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

      "COMPANY" means DealerTrack, Inc., a Delaware corporation.

      "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, the amount by which:

            (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period, in respect of Debt of Holdings or any Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, exceeds

            (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discount or accrued interest payable in kind for such period.

      "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period,
(iii) all amounts attributable to depreciation and amortization for such period,
(iv) any extraordinary non-cash charges for such period, (v) restructuring and relocation costs and expenses incurred during such period, provided that the amount added back pursuant to this clause (v) in respect of cash items shall not exceed up to $2,000,000 for any four Fiscal Quarter period, (vi) non-cash charges for stock option compensation expenses for such period and (vii) non-capitalized transaction costs incurred in connection with any Permitted Acquisition, during such period and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period and (ii) non-cash gains from stock option compensation adjustments for such period, all determined on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating the Leverage Ratio, if Holdings or any Subsidiary shall have consummated a material acquisition or disposition during any measurement period, Consolidated EBITDA shall be determined on a pro forma basis as if such acquisition or disposition had occurred on the first day of such period.

      "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Debt of Holdings and its Subsidiaries (except payments made by Holdings or any Subsidiary to Holdings or any Subsidiary), (c) the aggregate amount of principal payments (except scheduled principal payments) made during such period in respect of Long-Term Debt of Holdings and its Subsidiaries (other than the Loans), in each case to the extent that such payment reduced any scheduled principal payments that would have become due within one year after the date of such payment, (d) the aggregate amount of payments made during such period in respect of Permitted Seller Notes and (e) the aggregate amount of Restricted Payments made during such period in reliance on clause (iii)(C) of Section 6.08(a).

      "CONSOLIDATED GROSS REVENUE" means, for any period, the gross revenue of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, if Holdings or any Subsidiary shall have consummated a material acquisition or disposition during any measurement period, Consolidated Gross Revenue shall be determined on a pro forma basis as if such acquisition or disposition had occurred on the first day of such period.

      "CONSOLIDATED NET INCOME" means, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (except Holdings or a Subsidiary) in which any other Person (except Holdings, a Subsidiary or a director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that dividends or other distributions were actually paid by such Person to Holdings or any Subsidiary during such period, and (b) the income or loss of any Person accrued before (i) the date it becomes a Subsidiary, (ii) the date it is merged into or consolidated with Holdings or any Subsidiary or (iii) the date its assets are acquired by Holdings or any Subsidiary.

      "CONSOLIDATED TOTAL ASSETS" means, as of any date, the consolidated total assets of Holdings and its Subsidiaries as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

      "CONTROL" of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

      "CREDIT PARTIES" means the Borrowers and the Guarantors.

      "DEALERTRACK COMPANIES" means Holdings and its Subsidiaries.

      "DEBT" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person on which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

      "DEBT INCURRENCE" means a Prepayment Event described in clause (d) of the definition of "Prepayment Event".

      "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

      "DISCLOSED MATTERS" means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

      "DOCUMENTATION AGENT" means Wachovia Bank, National Association, in its capacity as Documentation Agent in respect of this Agreement.

      "DOLLARS" or "$" refers to lawful money of the United States.

      "DOMESTIC SUBSIDIARY" means a Subsidiary that is not a Foreign Subsidiary.

      "EFFECTIVE DATE" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

      "ENVIRONMENTAL LAWS" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

      "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any DealerTrack Company directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any DealerTrack Company with respect to any of the foregoing.

      "EQUITY INTERESTS" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with Holdings or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

      "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

      "EURODOLLAR", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

      "EVENTS OF DEFAULT" has the meaning specified in Article 7.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934.

      "EXCLUDED SUBSIDIARY" means (a) any Foreign Subsidiary or (b) any Domestic Subsidiary (i) which is treated as a corporation for United States federal income tax purposes, (ii) substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and which has never had material operations and (iii) that has expressly agreed in writing to comply with the proviso at the end of Section 6.01(a); it being understood that as of the date hereof, dealerAccess, Inc. is an "Excluded Subsidiary".

      "EXCLUDED TAXES" means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document:

            (a) income or franchise taxes imposed on (or measured by) its net income by the United States (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

            (b) taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such tax (other than any such connection arising solely from such Lender Party's having executed, delivered or performed its obligations or received a payment hereunder or under any other Loan Document);

            (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

            (d) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.16(e).

Notwithstanding the foregoing, a withholding tax will not be an "Excluded Tax" to the extent that (A) it is imposed on amounts payable to a Foreign Lender which becomes a Lender by means of an assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.16(a) or (B) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

      "EXISTING LETTERS OF CREDIT" means the letters of credit listed on
Schedule 1.01A.

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System of the United States.

      "FEE LETTER" means the Fee Letter dated April 8, 2005 among Holdings, the Company, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

      "FINANCING TRANSACTIONS" means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

      "FISCAL QUARTER" means a fiscal quarter of Holdings.

      "FISCAL YEAR" means a fiscal year of Holdings.

      "FIXED CHARGE COVERAGE RATIO" means, on any day, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

      "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction outside the United States.

      "FOREIGN SUBSIDIARY" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Credit Party is a partner or as a branch of any Credit Party for United States income tax purposes.

      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by Holdings' independent public accountants) with the most recent audited consolidated financial statements of Holdings and its consolidated Subsidiaries delivered to the Lenders.

      "GOVERNMENTAL AUTHORITY" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "GUARANTEE" by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

      "GUARANTORS" means Holdings (with respect to obligations of the Company), the Company (with respect to obligations of Holdings) and the Subsidiary Guarantors.

      "HAZARDOUS MATERIALS" means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

      "HOLDINGS" means DealerTrack Holdings, Inc., a Delaware corporation.

      "INDEMNIFIED TAXES" means all Taxes except Excluded Taxes.

      "INITIAL INVESTORS" means the holders of Equity Interests in Holdings listed on Schedule 1.01B and their respective Affiliates.

      "INITIAL LENDERS" means the Lenders party hereto on the Effective Date.

      "INTEREST ELECTION" means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.06.

      "INTEREST PAYMENT DATE" means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

      "INTEREST PERIOD" means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

      "INTEREST TYPE", when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

      "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940.

      "IPO" means an initial public offering of capital stock of Holdings.

      "JOINT BOOKRUNNERS" means J.P. Morgan Securities Inc. and Lehman Brothers Inc., in their capacity as Joint Bookrunners in respect of this Agreement.

      "LC DISBURSEMENT" means a payment made by the LC Issuing Bank in respect of a drawing under a Letter of Credit.

      "LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time will be its Revolving Percentage of the total LC Exposure at such time.

      "LC ISSUING BANK" means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j). The LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "LC Issuing Bank" shall include each such Affiliate with respect to Letters of Credit issued by it.

      "LC REIMBURSEMENT OBLIGATIONS" means, at any time, all obligations of the Borrowers to reimburse the LC Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations for which the LC Issuing Bank shall have received payment from any Lender pursuant to Section 2.04(f).

      "LENDER AFFILIATE" means, with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

      "LENDER PARTIES" means the Lenders, the LC Issuing Bank and the Administrative Agent.

      "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

      "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement.

      "LEVERAGE RATIO" means, on any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive Fiscal

Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

      "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period.

      "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "LOAN DOCUMENTS" means this Agreement, any Notes and the Security
Documents.

      "LOANS" means loans made by the Lenders to the Borrower pursuant to this Agreement.

      "LONG-TERM DEBT" means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise) or prospects of the DealerTrack Companies taken as a whole, (b) the ability of any Subject Person to perform its obligations under the Loan Documents or (c) the validity or enforceability of, or the rights of or benefits available to any Lender Party under, any Loan Document.

      "MATERIAL AGREEMENT" means any agreement listed on Schedule 6.11, as in effect on the date hereof or as hereafter amended, modified or waived in accordance with Section 6.11.

      "MATERIAL DEBT" means Debt (other than obligations in respect of the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more DealerTrack Companies in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the "principal amount" of the obligations of any DealerTrack Company in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that such DealerTrack Company would be required to pay if such Hedging Agreement were terminated at such time.

      "MOODY'S" means Moody's Investors Service, Inc.

      "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "NET PROCEEDS" means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty event, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the DealerTrack Companies to third parties (other than Affiliates) in connection with such event, (ii) in the case of an Asset Disposition or Casualty Event, the amount of all payments required to be made by the DealerTrack Companies as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the DealerTrack Companies, and (iv) the amount of any reserves established by the DealerTrack Companies to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (in each case as determined reasonably and in good faith by the DealerTrack Companies and certified by an Authorized Officer of Holdings).

      "OTHER TAXES" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

      "PARTICIPANTS" has the meaning specified in Section 9.04(e).

      "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

      "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Administrative Agent.

      "PERMITTED ACQUISITION" has the meaning specified in Section 6.04(g).

      "PERMITTED INVESTMENTS" means investments in:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

            (b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

            (c) certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

            (d) securities issued, or fully and unconditionally guaranteed, by any State of the United States or by any political subdivision or any taxing authority of any such State, in each case (i) maturing within six months from the date of acquisition thereof and (ii) having on or within 90 days prior to any measurement date a credit rating of "A" of higher from S&P or "A2" or higher from Moody's;

            (e) money market mutual funds (i) complying with the criteria set forth in Rule 2a-7 of the Investment Company Act and (ii) having on or within 90 days prior to any measurement date (A) credit ratings of "AAA" of higher from S&P and "Aaa" from Moody's and (B) portfolio assets of at least $200,000,000; and

            (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

      "PERMITTED LIENS" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7; and

            (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any DealerTrack Company;

provided that the term "PERMITTED LIENS" shall not include any Lien that secures Debt.

      "PERMITTED SELLER NOTES" has the meaning specified in Section 6.01(a)(viii)(B).

      "PERMITTED SUBORDINATED DEBT" has the meaning specified in Section 6.01(a)(x).

      "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "PLAN" means any employee pension benefit plan (except a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of

ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA.

      "POST-PETITION INTEREST" means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Credit Parties (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

      "PREPAYMENT EVENT" means:

            (a) any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property of any DealerTrack Company, except pursuant to (i) a Specified Equity Issuance, (ii) a transaction permitted by Section 6.05(a) or (b) or (iii) other sales, transfers and other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any Fiscal Year;

            (b) any casualty or other insured damage to any property of any DealerTrack Company, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof;

            (c) any sale or issuance by Holdings of its Equity Interests pursuant to an IPO or a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank, but excluding any such sale or issuance (i) to any of the Initial Investors, or (ii) resulting from the exercise of stock options by, or as compensation to, employees, consultants or management of any DealerTrack Company in the ordinary course of business; or

            (d) the incurrence by any DealerTrack Company of any Debt, other than Debt described in clauses (i) through (xv), inclusive, of Section 6.01(a).

      "PRIME RATE" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

      "PROPOSED ACQUISITIONS" means the acquisitions described on Schedule
1.01C.

      "REGISTER" has the meaning specified in Section 9.04(c).

      "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

      "REQUIRED LENDERS" means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing (i) if there are 3 or fewer Lenders, at least 66-2/3% of the sum of all Revolving Exposures, outstanding Term Loans and unused Commitments at such time or (ii) if there are 4 or more Lenders, more than 50% of the sum of all Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

      "REQUIRED REVOLVING LENDERS" means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than (i) if there are 3 or fewer Revolving Lenders, at least 66-2/3% of the sum of all Revolving Exposures and unused Revolving Commitments at such time or (ii) if there are 4 or more Revolving Lenders, more than 50% of the sum of all Revolving Exposures and unused Revolving Commitments at such time.

      "RESTRICTED PAYMENT" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any DealerTrack Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any DealerTrack Company; provided that any such dividend, distribution or payment will not constitute a "RESTRICTED PAYMENT" to the extent it consists of Equity Interests of the same class, or common stock, of the same issuer.

      "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the Revolving Maturity Date (or, if earlier, the date on which all outstanding Revolving Commitments terminate).

      "REVOLVING COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's

Revolving Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is $25,000,000.

      "REVOLVING EXPOSURE" means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

      "REVOLVING LENDER" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with a Revolving Exposure.

      "REVOLVING LOAN" means a Loan made pursuant to Section 2.01(a)(ii).

      "REVOLVING MATURITY DATE" means April 15, 2008.

      "REVOLVING PERCENTAGE" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages will be determined based on the Revolving Commitments most recently in effect, adjusted to give effect to any assignments.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

      "SEC" means the Securities and Exchange Commission.

      "SECURED GUARANTEE" has the meaning specified in the Security Agreement.

      "SECURED OBLIGATIONS" has the meaning specified in the Security Agreement.

      "SECURED PARTIES" has the meaning specified in the Security Agreement.

      "SECURITY AGREEMENT" means the Guarantee and Security Agreement among the Credit Parties and the Administrative Agent, substantially in the form of Exhibit C.

      "SECURITY DOCUMENTS" means the Security Agreement and each other security agreement, instrument or other document executed and delivered pursuant to
Section 5.12 or 5.13 to secure any of the Secured Obligations.

      "SPECIFIED EQUITY ISSUANCE" means a Prepayment Event described in clause
(c) of the definition of "Prepayment Event".

      "STATUTORY RESERVE ADJUSTMENT" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

      "SUBJECT PERSONS" means (i) the Company, individually, and (ii) Holdings and its Subsidiaries, taken as a whole.

      "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date,
(a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its subsidiaries.

      "SUBSIDIARY" means any subsidiary of Holdings.

      "SUBSIDIARY GUARANTORS" means each Subsidiary listed on the signature pages of the Security Agreement under the caption "Subsidiary Guarantors" and each Subsidiary that shall, at any time after the date hereof, become a Guarantor pursuant to the Security Agreement.

      "SYNDICATION AGENT" means Lehman Commercial Paper Inc., in its capacity as Syndication Agent in respect of this Agreement.

      "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

      "TERM COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan, expressed as an amount representing the maximum principal amount of such Term Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 9.04. The initial amount of each Lender's Term Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Term Commitment, as applicable. The initial aggregate amount of the Term Commitments is $25,000,000.

      "TERM LENDER" means a Lender with a Term Commitment or an outstanding Term Loan.

      "TERM LOAN" means a Loan made pursuant to Section 2.01(a)(i).

      "TERM LOAN AVAILABILITY PERIOD" means the period from and including the Effective Date to but including June 10, 2005 (or, if earlier, the date on which all Term Commitments terminate).

      The "TERM LOAN EXTENSION CONDITION" shall be satisfied if a Registration Statement relating to an IPO is filed with the SEC on or prior to December 31, 2005.

      "TERM LOAN MATURITY DATE" means (i) if the Term Loan Extension Condition has not been satisfied, April 15, 2009 and (ii) if the Term Loan Extension Condition has been satisfied, April 15, 2010.

      "TOTAL DEBT" means, as of any date, the aggregate principal amount of Debt of Holdings and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, and in any event including (with respect to any determination of pro forma compliance with Sections 6.13 and 6.14 or otherwise) any such Debt created, incurred, assumed or outstanding pursuant to clauses
(viii) and (x) of Section 6.01(a) after giving pro forma effect thereto and to any other applicable transactions.

      "TRANSACTION LIENS" means the Liens on Collateral granted by the Credit Parties under the Security Documents.

      "TRANSACTIONS" means the Financing Transactions and the Proposed Acquisitions.

      "UNITED STATES" means the United States of America.

      "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "REVOLVING LOAN") or by Interest Type (e.g., a "EURODOLLAR LOAN") or by Class and Interest Type (e.g., a "EURODOLLAR REVOLVING LOAN"). Borrowings also may be classified and referred to by Class (e.g., a "REVOLVING BORROWING") or by Interest Type (e.g., a "EURODOLLAR BORROWING") or by Class and Interest Type (e.g., a "EURODOLLAR REVOLVING BORROWING").

      Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "INCLUDE", "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION". The word "WILL" shall be construed to have the same meaning and effect as the word "SHALL". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "HEREIN", "HEREOF" and "HEREUNDER", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "PROPERTY" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

      Section 1.04. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                    ARTICLE 2
                                   THE CREDITS

      Section 2.01. Revolving and Term Commitments. (a) Subject to the terms and conditions set forth herein:

            (i) each Term Lender agrees to make up to two Term Loans to the Borrowers from time to time during the Term Loan Availability Period in an aggregate principal amount not exceeding its Term Commitment; and

            (ii) each Revolving Lender agrees to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in such Lender's Revolving Exposure exceeding its Revolving Commitment.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

      (b) The Commitments of the Lenders are several (i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender's failure to make Loans as and when required hereunder).

      Section 2.02. Revolving and Term Loans. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Interest Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class, as the Borrower may request (subject to Section 2.13) in accordance herewith; provided that all Borrowings made on the Effective Date must be Base Rate Borrowings. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower's obligation to repay such Loan as provided herein.

      (b) At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $100,000 but not less than $1,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of

$100,000 but not less than $1,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that (i) is equal to the entire unused balance of the Revolving Commitments or (ii) is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Class and Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding.

      (c) Notwithstanding any other provision hereof, no Borrower will be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

      Section 2.03. Requests to Borrow Revolving or Term Loans. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

            (ii) the aggregate amount of such Borrowing;

            (iii) the date of such Borrowing, which shall be a Business Day;

            (iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

            (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of "Interest Period"; and

            (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
      Section 2.05.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month's duration. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the relevant Class as to the details of such Borrowing Request and the amount of such Lender's Loan to be made pursuant thereto.

      Section 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the LC Issuing Bank, from time to time during the Revolving Availability Period. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

      (b) Existing Letters of Credit. On the Effective Date, without further action by any party hereto, the LC Issuing Bank shall be deemed to have granted to each other Revolving Lender, and each other Revolving Lender shall be deemed to have acquired from the LC Issuing Bank, a participation in each Existing Letter of Credit equal to such Revolving Lender's Revolving Percentage of (i) the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) the aggregate amount of any outstanding reimbursement obligations in respect thereof. With respect to each Existing Letter of Credit (i) if the LC Issuing Bank has heretofore sold a participation therein to a Lender, the LC Issuing Bank and such Lender agree that such participation shall be automatically canceled on the Effective Date and (ii) if the relevant Lender has heretofore sold a participation therein to any bank or financial institution that is not a Lender, the LC Issuing Bank shall procure the termination of such participation on or prior to the Effective Date. On and after the Effective Date, each Existing Letter of Credit shall be a Letter of Credit issued hereunder.

      (c) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuing Bank) to the LC Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuing Bank, the Borrower also shall submit a letter of credit application on the LC Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $5,000,000 and (ii) the total Revolving Exposures will not exceed the total Revolving Commitments.

      (d) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the date that is the earlier of (i) one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the first anniversary of the Revolving Credit Maturity Date (the "LETTER OF CREDIT TERMINATION DATE"); provided that a Letter of Credit may provide for automatic renewal thereof on an annual basis unless notice of termination is given by the Issuing Bank so long as such Letter of Credit also provides for a final expiration date that is not later than the Letter of Credit Termination Date.

      (e) Participations. Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuing Bank or the Revolving Lenders, the LC Issuing Bank grants to each Revolving Lender, and each Revolving Lender acquires from the LC Issuing Bank, a participation in such Letter of Credit equal to such Lender's Revolving Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participations, each Revolving Lender agrees to pay to the Administrative Agent, for the account of the LC Issuing Bank, such Lender's Revolving Percentage of (i) each LC Disbursement made by the LC Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04(f) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender's obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the

Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

      (f) Reimbursement. If the LC Issuing Bank makes any LC Disbursement under a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 12:00 noon, New York City time, on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 a.m., New York City time, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than 12:00 noon, New York City time, on the next Business Day; provided that, if such LC Disbursement is at least $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be made with the proceeds of a Base Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Revolving Percentage thereof. Promptly after it receives such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as is provided in
Section 2.05 with respect to Loans made by such Lender (and Section 2.05(b) shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the LC Issuing Bank the amounts so received by it from the Revolving Lenders. If a Revolving Lender makes a payment pursuant to this subsection to reimburse the LC Issuing Bank for any LC Disbursement (other than by funding Base Rate Revolving Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and
(ii) such Revolving Lender will be subrogated to its pro rata share of the LC Issuing Bank's claim against the Borrower for such reimbursement. Promptly after the Administrative Agent receives any payment from the Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the LC Issuing Bank or, if Revolving Lenders have made payments pursuant to this subsection to reimburse the LC Issuing Bank, then to such Lenders and the LC Issuing Bank as their interests may appear.

      (g) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.04(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of
(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the LC Issuing Bank and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuing Bank; provided that the foregoing shall not excuse the LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the LC Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Issuing Bank shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuing Bank may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

      (h) Disbursement Procedures. The LC Issuing Bank shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the LC Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

      (i) Interim Interest. Unless the Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to
Section 2.04(f), then Section 2.12(c) and 2.12(d) shall apply. Interest accrued pursuant to this subsection shall be for the account of the LC Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Revolving Lender reimburses the LC Issuing Bank for a portion of such LC Disbursement pursuant to Section 2.04(f) shall be for the account of such Lender.

      (j) Replacement of LC Issuing Bank. The LC Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuing Bank and the successor LC Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuing Bank pursuant to Section 2.11(b). On and after the effective date of any such replacement, (i) the successor LC Issuing Bank will have all the rights and obligations of the LC Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "LC Issuing Bank" will be deemed to refer to such successor or to any previous LC Issuing Bank, or to such successor and all previous LC Issuing Banks, as the context shall require. After an LC Issuing Bank is replaced, it will remain a party hereto and will continue to have all the rights and obligations of an LC Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

      (k) Cash Collateralization. (i) If an Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, such Borrower shall deposit in its Cash Collateral Account an amount in cash equal to its LC Exposure as of such date plus any accrued and unpaid interest thereon less any amounts held therein pursuant to paragraph (ii) below; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in clause (h) or (i) of
Article 7. Any amount so deposited (including any earnings thereon) will be withdrawn from such Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations of such Borrower as they become due; provided that (x) if at any time all Events of Default have been cured or waived, such amount (to the extent not theretofore so applied or required to be held in such Cash Collateral Account pursuant to paragraph (ii) below) will be returned to such Borrower upon its request and (y) if at any time the maturity of the Loans has been accelerated, such amount (to the extent not theretofore so applied or returned) will be applied to pay the Secured Obligations as provided in the Security Agreement.

      (ii) No later than 30 days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day), each Borrower shall deposit in its Cash Collateral Account an amount in cash equal to the aggregate undrawn amount of all Letters of Credit outstanding on such date for the account of such Borrower (other than any such Letter of Credit that must by its terms, without any action by the LC Issuing Bank or any other Person, expire prior to the Revolving Maturity Date) less any amounts held in its Cash Collateral Account pursuant to paragraph (i) above. If (x) any Letter of Credit is issued, renewed or extended within 30 days of the Revolving Maturity Date and
(y) the expiration date of such Letter of Credit (after giving effect to any renewal or extension) could be later than the Revolving Maturity Date, the Borrower shall, on the date of such issuance, renewal or extension, deposit in its Cash Collateral Account an amount in cash equal to the aggregate undrawn amount of such Letter of Credit. Any amounts deposited pursuant to this paragraph (ii) (including any earnings thereon) will be withdrawn from such Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations of such Borrower as they become due; provided that (x) if at any time after the Revolving Maturity Date no Default shall have occurred and be continuing, any such amount in excess of the LC Exposure of such Borrower as of such date (to the extent not theretofore so applied) will be returned to such Borrower upon its request and (y) if at any time the maturity of the Loans has been accelerated, such amount (to the extent not theretofore so applied or returned) will be applied to pay the Secured Obligations as provided in the Security Agreement.

      Section 2.05. Funding of Revolving and Term Loans. (a) Each Lender making a Term Loan or Revolving Loan hereunder shall wire the principal amount thereof in immediately available funds, by 12:00 noon, New York City time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC

Disbursement as provided in Section 2.04(f) will be remitted by the Administrative Agent to the LC Issuing Bank.

      (b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender's Loan included in such Borrowing.

      Section 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

      (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower.

      (c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this
Section:

            (i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

            (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period".

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month's duration.

      (d) Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender of the relevant Class as to the details thereof and such Lender's portion of each resulting Borrowing.

      (e) If the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

      Section 2.07. Termination or Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments will (A) be permanently reduced, immediately upon the making of any Term Loans at any time during the

Term Loan Availability Period, by an amount equal to the aggregate principal amount of such Term Loans and (B) to the extent then in existence, terminate on the last day of the Term Loan Availability Period and (ii) the Revolving Commitments will terminate on the Revolving Maturity Date.

      (b) Holdings may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) the amount of each reduction of the Commitments of any Class shall be an integral multiple of $100,000 but not less than $500,000 and (ii) Holdings shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayment of Revolving Loans pursuant to Section 2.10, the total Revolving Exposures would exceed the total Revolving Commitments.

      (c) Holdings shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Holdings pursuant to this Section will be irrevocable; provided that any such notice terminating the Revolving Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by Holdings (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments of such Class.

      Section 2.08. Payment at Maturity; Evidence of Debt. (a) Each Borrower unconditionally promises to pay to the Administrative Agent (i) on the Revolving Maturity Date, for the account of each Revolving Lender, the then unpaid principal amount of such Lender's Revolving Loans to such Borrower, and (ii) on the Term Loan Maturity Date, for the account of each Term Lender, the then unpaid principal amount of such Lender's Term Loans to such Borrower.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

      (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower with respect thereto, the Class and Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and
(iii)
the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      (d) The entries made in the accounts maintained pursuant to subsections
(b) and (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

      (e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

      Section 2.09. Scheduled Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.09(b), the Borrowers shall repay Term Loans on December 31, 2005 and on the last day of each March, June, September and December thereafter to and including (i) if the Term Loan Extension Condition shall have been satisfied, December 31, 2009, in each case in an aggregate principal amount of $1,390,000 and (ii) if the Term Loan Extension Condition shall not have been satisfied, December 31, 2008, in each case in an aggregate principal amount of $1,780,000. On the Term Loan Maturity Date, the Borrowers shall repay the principal amount of the Term Loans then outstanding.

      (b) Any prepayment of Term Loans will be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section (x) if such prepayment is a mandatory prepayment pursuant to Section 2.10(d), in inverse order of maturity, and (y) if such prepayment is a voluntary prepayment pursuant to Section 2.10(a) or a mandatory prepayment pursuant to Section 2.10(b) or (c), ratably. If the aggregate amount of the Term Loans made during the Term Loan Availability Period is less than the initial aggregate amount of the Term Commitments, the scheduled repayments of the Term Loans shall be reduced ratably to an aggregate amount equal to the aggregate amount of Term Loans actually made.

      (c) Before any repayment of Term Loans pursuant to this Section, the Borrowers shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each such repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and shall be accompanied by accrued interest on the amount repaid.

      Section 2.10. Optional and Mandatory Prepayments. (a) Optional Prepayments. Each Borrower will have the right at any time to prepay any of its Borrowings in whole or in part, in a minimum amount of $500,000 or any larger increment of $100,000, subject to the provisions of this Section. Any such prepayment of Term Borrowings will be applied to reduce the subsequent scheduled repayments of the Term Loans as provided in Section 2.09(b).

      (b) Asset Dispositions and Casualty Events. Within four Business Days after any Net Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of any Asset Disposition or Casualty Event, the Borrowers shall prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if Holdings shall deliver to the Administrative Agent a certificate of an Authorized Officer to the effect that (i) the Company or the applicable Subsidiary intends to apply the Net Proceeds from such Asset Disposition or Casualty Event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to (A) in the case of an Asset Disposition, acquire real property, equipment or other tangible assets to be used in the business of the Company or such Subsidiary or (B) in the case of a Casualty Event, repair, restore or replace the property with respect to which such Net Proceeds were received, (ii) any property so acquired will be included in the Collateral at least to the extent that the property disposed of or replaced was included therein and (iii) no Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable), except that, if any such Net Proceeds have not been so applied by the end of such 180-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied. However, Holdings will not be entitled to make elections pursuant to the immediately preceding proviso with respect to Net Proceeds from Asset Dispositions aggregating more than $5,000,000 in any Fiscal Year.

      (c) Debt Incurrences. Within four Business Days after any Net Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of any Debt Incurrence, the Borrower shall prepay Term Borrowings in an aggregate amount equal to such Net Proceeds.

      (d) Equity Issuances. Within four Business Days after any Net Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of any Specified Equity Issuance, the Borrowers shall prepay Term Borrowings in an aggregate amount equal to 25% of such Net Proceeds.

      (e) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall, subject to Section 2.09(b), select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h).

      (f) Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

      (g) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

      (h) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

      Section 2.11. Fees. (a) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from the Effective Date to the date on which such Revolving Commitment terminates. Accrued commitment fees will be payable in arrears on the last day of March, June, September and December of each year and the day when the Revolving Commitments terminate, commencing on the first such day to occur after the date hereof. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a

Lender's Revolving Commitment will be deemed to be used to the extent of its outstanding Revolving Loans and LC Exposure.

      (b) Each Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue for each day, at the Applicable Rate that applies to Eurodollar Revolving Loans, on the amount of such Lender's LC Exposure to such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) on such day, during the period from the Effective Date to the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure to such Borrower, and (ii) to the LC Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum specified in the Fee Letter on the average daily amount of the LC Exposure to such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Effective Date to the later of the date on which the Revolving Commitments terminate and the date on which there ceases to be any LC Exposure to such Borrower, as well as the LC Issuing Bank's standard fees with respect to issuing, amending, renewing or extending any Letter of Credit for the account of such Borrower or processing drawings thereunder. Participation fees and fronting fees accrued through the last day of March, June, September and December of each year will be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees accrued to the date on which the Revolving Commitments terminate will be payable on such date, and any such fees accruing after such date will be payable on demand. Any other fees payable to the LC Issuing Bank pursuant to this subsection will be payable within 10 days after demand. All such participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (c) The Borrowers shall pay to the Administrative Agent for the account of each Lender an upfront fee, which shall be payable on the Effective Date, in an amount equal to 0.25% of the sum of such Lender's Revolving Exposures, outstanding Term Loans and unused Commitments on such date.

      (d) The Borrowers shall pay to each Person entitled thereto the other fees described in the Fee Letter in the amounts and at the times specified therein.

      (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Person entitled thereto) for distribution, in the case of commitment fees, participation fees and upfront fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances. The Borrowers will be jointly and severally liable for the fees under subsections (a), (c) and (d).

      Section 2.12. Interest. (a) The Base Rate Loans shall bear interest for each day at the Alternate Base Rate plus the Applicable Rate.

      (b) The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate.

      (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans.

      (d) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Revolving Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

      (e) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

      Section 2.13. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

            (i) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

            (ii) Lenders whose Loans to be included in such Borrowing aggregate more than 50% thereof advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to Holdings and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Holdings and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

      Section 2.14. Increased Costs. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the LC Issuing Bank; or

            (ii) impose on any Lender or the LC Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or the LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender or the LC Issuing Bank hereunder (whether of principal, interest or otherwise) (excluding, for purposes of this Section 2.14, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.16 shall govern) and (y) changes in the application, rate or basis of taxation of overall net income or overall gross income by the United States, or by the State or foreign jurisdiction under the laws of which such Lender or the LC Issuing Bank is organized or has its applicable lending office, or any political subdivision thereof), then the relevant Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

      (b) If any Lender or the LC Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the LC Issuing Bank's capital or on the capital of such Lender's or the LC Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuing Bank, to a level below that which such Lender or the LC Issuing Bank or such Lender's or the LC Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the LC Issuing Bank's policies and the policies of such Lender's or the LC Issuing Bank's holding company with respect to capital adequacy), then from time to time the relevant Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

      (c) A certificate of a Lender or the LC Issuing Bank setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to Holdings and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender or the LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

      (d) Failure or delay by any Lender or the LC Issuing Bank to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender or the LC Issuing Bank pursuant to this Section for any increased cost or reduction incurred more than 270 days before it notifies Holdings of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 270-day period referred to above will be extended to include the period of retroactive effect thereof.

      Section 2.15. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto or (c) a Borrower fails to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) and is revoked in accordance therewith), then the relevant Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Holdings and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

      Section 2.16. Taxes. (a) All payments by the Borrowers under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) Each Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of such Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that the Borrowers shall not be required to indemnify any Lender Party for any penalties or interest that would not have been imposed but for the failure of such Lender Party to pay such Indemnified Taxes or Other Taxes within 180 days of the later of (x) the due date thereof and (y) the date on which such Lender Party became aware of the obligation to pay such Indemnified Taxes or Other Taxes. A certificate as to the amount of any such payment delivered to Holdings by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

      (d) As soon as practicable after a Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Each Foreign Lender shall deliver to Holdings and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Holdings or the Administrative Agent), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of a Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto) or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the relevant Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Holdings at any time it determines that it is no longer in a position to provide any previously delivered certificate to Holdings (or any other form of certification adopted by the United States or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender shall deliver to Holdings and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

      (f) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.

      Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrowers shall make each payment under the Loan Documents (whether of principal, interest or fees, or reimbursement of LC Disbursements, or amounts payable under Section 2.14, 2.15 or 2.16 or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the LC Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

      (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

      (d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the relevant Borrower notice that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the relevant Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      (e) If any Lender fails to make any payment required to be made by it pursuant to 2.04(e), 2.04(f), 2.05(b), 2.17(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

      Section 2.18. Lender's Obligation to Mitigate; Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The relevant Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

      Each of Holdings and the Company represents and warrants to the Lender Parties that:

      Section 3.01. Organization; Powers. Each DealerTrack Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

      Section 3.02. Authorization; Enforceability. The Transactions to be entered into by each DealerTrack Company are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Company and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of Holdings, the Company or such Credit Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

      Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Transaction Liens, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any DealerTrack Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any DealerTrack Company or any of its properties, or give rise to a right thereunder to require any DealerTrack Company to make any payment and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any property of any DealerTrack Company.

      Section 3.04. Financial Statements; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders (i) its consolidated balance sheet as of December 31, 2003 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) its unaudited consolidated balance sheet as of December 31, 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, all certified by the Chief Financial Officer (other than with respect to the possibility of non-cash charges relating to stock option compensation expenses). Such financial statements present fairly, in all material respects, the financial position of Holdings and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause
(ii) above.

      (b) Holdings has heretofore furnished to the Lenders its unaudited pro forma consolidated statement of income for the Fiscal Year ended December 31, 2004, prepared giving effect to the Proposed Acquisitions as if the Proposed Acquisitions had occurred on the first day of such Fiscal Year. Such pro forma consolidated statement of income (i) has been prepared in good faith based on assumptions believed by Holdings and the Company to be reasonable, (ii) is based on the best information available to Holdings and the Company after due inquiry, and (iii) to the knowledge of Holdings and the Company, (A) accurately reflects all adjustments necessary to give effect to the Proposed Acquisitions and (B) presents fairly, in all material respects, the pro forma results of operations of Holdings and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2004 as if the Proposed Acquisitions had occurred on the first day thereof.

      (c) None of the DealerTrack Companies has as of the Effective Date (after giving effect to the Transactions consummated prior to or to be consummated on such date) any material contingent liabilities, unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.04(c).

      (d) Since December 31, 2003, no event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change on the business, operations, assets, property, condition (financial or otherwise) or prospects of the DealerTrack Companies, taken as a whole.

      Section 3.05. Properties. (a) Each DealerTrack Company has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

      (b) Each DealerTrack Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the DealerTrack Companies does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      (c) Schedule 3.05 sets forth the correct address and a brief description of each real property that is owned or leased by Holdings or any Subsidiary as of the Effective Date.

      Section 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of

Holdings or the Company, threatened against or affecting any DealerTrack Company
(i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Financing Transactions.

      (b) Except for the Disclosed Matters and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no DealerTrack Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.

      (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

      Section 3.07. Compliance with Laws and Agreements. Each DealerTrack Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

      Section 3.08. Investment and Holding Company Status. No DealerTrack Company is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act or (b) a "holding company" or "subsidiary company" of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      Section 3.09. Taxes. Each DealerTrack Company has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except
(a) any Taxes that are being contested in good faith by appropriate proceedings and for which the relevant DealerTrack Company has set aside on its books adequate reserves or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, (i) with respect to each

Plan, the present value of the accumulated benefit obligations thereunder did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets thereof, and (ii) with respect to all underfunded Plans in the aggregate, the present value of all the accumulated benefit obligations thereunder did not, as of such date, exceed by more than $5,000,000 the fair market value of all the assets thereof.

      Section 3.11. Disclosure. Holdings and the Company have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any DealerTrack Company is subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, as modified or supplemented by other information so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Company represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

      Section 3.12. Subsidiaries. Holdings does not have any subsidiaries other than the Company and the other Subsidiaries. Schedule 3.12 sets forth, as of the Effective Date, (a) the name of, and the ownership interest of Holdings in, the Company and each of its other Subsidiaries and identifies each Subsidiary that is a Guarantor and (b) the name of each holder of preferred stock or any other preferred Equity Interest in Holdings and the amount and type of such Equity Interests held by it. The Company and the other Subsidiaries are, and (except as otherwise permitted under Section 6.04 or 6.05) will at all times be, fully consolidated in Holdings' consolidated financial statements.

      Section 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each of Holdings and the Company believes that the insurance maintained by or on behalf of Holdings and the Subsidiaries is adequate.

      Section 3.14. Labor Matters. Except for such matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against any DealerTrack Company pending or, to the knowledge of Holdings or the Company, threatened,
(ii) the hours worked by and payments made to employees of the DealerTrack

Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all payments due from any DealerTrack Company, or for which any claim may be made against any DealerTrack Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such DealerTrack Company and (iv) the consummation of the Proposed Acquisitions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which any DealerTrack Company is (or will be, after the consummation of any Proposed Acquisition) bound.

      Section 3.15. Solvency. Immediately after the consummation of the Financing Transactions to occur on the Effective Date and after giving effect to the application of the proceeds of each Loan to be made thereon, (a) the fair value of the assets of each Subject Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of each Subject Person will exceed the amount that will be required to pay the probable liability of its debts and other liabilities as they become absolute and matured; (c) each Subject Person will be able to pay its debts and liabilities as they become absolute and matured; and
(d) no Subject Person will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

                                    ARTICLE 4
                                   CONDITIONS

      Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the LC Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

      (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement.

      (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the LC Issuing Bank and the Lenders and dated the Effective Date) of Latham & Watkins LLP, special counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, the Loan Documents or the Financing

Transactions as the Required Lenders shall reasonably request. Each of Holdings and the Company requests such counsel to deliver such opinion.

      (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Financing Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

            (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of Holdings, confirming that, immediately before and immediately after giving effect to the occurrence of the Effective Date, (i) the representations and warranties of each Credit Party set forth in the Loan Documents shall be true on and as of the Effective Date and (ii) no Default shall have occurred and be continuing on such date.

            (e) The Credit Parties shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party under the Loan Documents.

            (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an Authorized Officer of Holdings, together with all attachments contemplated thereby, including the results of searches of the Uniform Commercial Code (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

            (g) The Administrative Agent shall have received evidence that all insurance required by Section 5.07 is in effect.

            (h) All consents and approvals required or, in the discretion of the Administrative Agent, advisable to be obtained from any Governmental Authority or any other Person in connection with the Financing Transactions or the continued operations of the DealerTrack Companies shall have been obtained and shall be in full force and effect.

      (i) The Lenders shall have received the financial statements described in Sections 3.04(a) and (b), and the pro forma consolidated statement of income described in Section 3.04(b) shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders. After giving effect to the Financing Transactions consummated prior to or to be consummated on the Effective Date, no DealerTrack Company shall have outstanding any preferred Equity Interests or any Debt, except (i) the preferred stock in Holdings listed on Schedule 3.12 and (ii) Debt permitted by Section 6.01.

      (j) The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Lenders, from the Chief Financial Officer, with respect to the solvency of each of the Subject Persons after giving effect to the Financing Transactions to occur on the Effective Date.

Promptly after the Effective Date occurs, the Administrative Agent shall notify Holdings and the Lenders thereof, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the LC Issuing Bank to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) before 5:00 p.m., New York City time, on April 15, 2005 (and, if any such condition is not so satisfied or waived, the Commitments shall terminate at such time).

      Section 4.02. Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing and the obligation of the LC Issuing Bank to issue, amend, renew or extend any Letter of Credit, are each subject to receipt of the Borrower's request therefor in accordance herewith and to the satisfaction of the following conditions:

      (a) The representations and warranties of each Credit Party set forth in the Loan Documents shall be true on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

      (b) Immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Company on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

      Until all the Commitments have expired or terminated and all Borrower Loan Obligations have been paid in full and all Letters of Credit have expired or been cancelled, each of Holdings and the Company covenants and agrees with the Administrative Agent and the Lenders that:

      Section 5.01. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent and each Lender:

      (a) (i) (A) as soon as available and in no event later than May 15, 2005, drafts of its audited consolidated balance sheet as of the end of the Fiscal Year ended December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, (B) as soon as available and in no event later than the earlier of (I) the date on which it files its initial registration statement for an IPO with the SEC and (II) June 30, 2005, its audited consolidated balance sheet as of the end of the Fiscal Year ended December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, and (ii) as soon as available and in no event later than 120 days (or, if Holdings shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, 90 days) after the end of each subsequent Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, (x) in the case of all of the financial statements described in clauses (i) and (ii) above, setting forth in comparative form the figures for the previous Fiscal Year, (y) in the case of the financial statements described in clauses (i)(B) and (ii) above, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP and (z) in the case of the financial statements described in clause (i) above, which do not contain any material differences from the financial statements described in Section 3.04(a)(ii), except for non-cash charges relating to stock option compensation expenses, normal year-end adjustments, reclassifications between income statement line items and the absence of footnotes;

      (b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders' equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

      (c) concurrently with each delivery of financial statements under clause
(a) or (b) above, a certificate of the Chief Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings' most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

      (d) unless Holdings shall be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, concurrently with each delivery of financial statements under clause (a) above, (x) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default under or in respect of Section 6.12, 6.13 or 6.14 (which certificate may be limited to the extent required by accounting rules or guidelines) and (y) the certificate referred to in Section 5.03(b);

      (e) no later than 60 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget;

      (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any DealerTrack Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or, after an IPO is consummated, distributed by Holdings to its shareholders generally, as the case may be; and

      (g) promptly following any request therefor, such other information (including unaudited consolidating financial statements) regarding the operations,

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

business affairs and financial condition of any DealerTrack Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

      Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent such documents are included in materials filed with the SEC) may be delivered by posting, or providing a link to, such documents on (i) the Company's website on the Internet at the website address www.dealertrack.com or
(ii) an Internet or intranet website (including any commercial, third-party website or any website sponsored by the Administrative Agent) to which each Lender and the Administrative Agent have access (in which case such documents shall be deemed to have been delivered on the later of the date of such posting and the date of delivery of the related notice under clause (y) below); provided that (x) Holdings shall deliver paper copies of such documents to any Person entitled thereto that has so requested (which request will be effective until such Person notifies Holdings in writing that it may cease delivering such paper copies) and (y) Holdings shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

      Section 5.02. Notice of Material Events. Holdings and the Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

      (a) the occurrence of any Default;

      (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any DealerTrack Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

      (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the DealerTrack Companies in an aggregate amount exceeding $5,000,000; and

      (d) any other development that has had, or could reasonably be expected have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Chief Financial Officer or another executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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

      Section 5.03. Information Regarding Collateral. Holdings and the Company will provide to the Administrative Agent at least 10 days' prior written notice of (i) any change in any Credit Party's legal name or location (determined as provided in UCC Section 9-307), or any Credit Party's identity or organizational structure or Federal Taxpayer Identification Number or (ii) any Credit Party becoming bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person. Holdings and the Company will not effect or permit any change referred to in the preceding sentence unless (x) all filings, registrations and recordations shall have been made under the Uniform Commercial Code or otherwise, and all other actions shall have been taken, in each case that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral, and (y) unless otherwise agreed by the Required Lenders or all of the Lenders if so required under Section 9.02, such action will not adversely affect the perfection or priority of the Transaction Lien on any Collateral to be owned by the Credit Parties after such action or the accuracy of any of the representations and warranties in the Loan Documents relating to such Collateral.

      Section 5.04. Existence; Conduct of Business. Each DealerTrack Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

      Section 5.05. Payment of Obligations. Each DealerTrack Company will pay its Debt and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant DealerTrack Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

      Section 5.06. Maintenance of Properties. Each DealerTrack Company will maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

      Section 5.07. Insurance. (a) The DealerTrack Companies will maintain with financially sound and reputable insurance companies selected by Holdings or the applicable DealerTrack Company that customarily write insurance for the risks covered thereby in the amounts contemplated thereby:

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

            (i) fire and extended coverage insurance, on a replacement cost basis, with respect to all personal property and improvements to real property, in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations;

            (ii) commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it, providing coverage on an occurrence basis with a combined single limit of at least $1,000,000 and including the broad form CGL endorsement;

            (iii) business interruption insurance, insuring against loss of gross earnings for a period of at least 12 months arising from any risks or occurrences required to be covered by insurance pursuant to clause (i) above; and

            (iv) such other insurance as may be required by law or as is usually carried by companies of established repute engaged in the same or similar business, owning similar properties, and located in the same general areas as the DealerTrack Companies.

Deductibles or self-insured retention shall not exceed $25,000 for fire and extended coverage policies, $25,000 for commercial general liability policies or seven days for business interruption policies.

      (b) Fire and extended coverage policies (and any policies required to be maintained pursuant to subsection (c) of this Section) maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders' loss payable clause (regarding personal property) in favor of the Administrative Agent and providing for losses thereunder to be payable to the Administrative Agent or its designee as the sole or primary loss payee, (ii) a provision to the effect that none of the Credit Parties, the Administrative Agent nor any other Person shall be a coinsurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies shall name the Administrative Agent as the sole or primary loss payee. Unless otherwise agreed by the Administrative Agent with respect to any such policy, each policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon at least 10 days' prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or
(ii) for any other reason except upon at least 30

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

days' prior written notice thereof by the insurer to the Administrative Agent. Holdings or the Company shall deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any policy referred to in this subsection, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

      Section 5.08. Casualty and Condemnation. Holdings (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any destruction of or damage to (whether or not insured) any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.10.

      Section 5.09. Proper Records; Rights to Inspect and Appraise. Each DealerTrack Company will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. Each DealerTrack Company will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

      Section 5.10. Compliance with Laws. Each DealerTrack Company will comply with all laws, rules, regulations and orders (including all Environmental Laws) of any Governmental Authority applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      Section 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used only to pay amounts payable as consideration for, and fees and expenses payable in connection with, the Proposed Acquisitions. The proceeds of the Revolving Loans and Letters of Credit will be used only for general corporate purposes of Holdings and its Subsidiaries, including the Proposed Acquisitions and other Permitted Acquisitions. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations G, U and X.

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

      Section 5.12. Additional Subsidiaries. If any Subsidiary is formed or acquired after the Effective Date, Holdings will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause any Equity Interest in or Debt of such Subsidiary owned by or on behalf of any Credit Party to be added to the Collateral (except that the Credit Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Excluded Subsidiary). If such Subsidiary is or subsequently becomes a wholly owned Subsidiary and is not an Excluded Subsidiary (or if any Domestic Subsidiary ceases to be an Excluded Subsidiary), and such Subsidiary is not prohibited by applicable law or regulation from guaranteeing the Borrowers' obligations hereunder, Holdings shall promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a "Subsidiary Guarantor" and "Lien Grantor" for purposes of the Loan Documents.

      Section 5.13. Further Assurances. (a) Each DealerTrack Company will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Holdings' expense. Holdings will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

      (b) If any material assets are acquired by any Credit Party after the Effective Date (other than (i) assets constituting Collateral that become subject to Transaction Liens upon the acquisition thereof and (ii) any real property or improvements thereto or any interest therein), Holdings will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, (x) cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and (y) take, or cause the relevant Credit Party to take, any and all such actions (including the actions described in Section 5.13(a)) as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien, all at Holdings' expense.

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

                                    ARTICLE 6
                               NEGATIVE COVENANTS

      Until all the Commitments have expired or terminated and all Borrower Loan Obligations have been paid in full and all Letters of Credit have expired or been cancelled, each of Holdings and the Company covenants and agrees with the Administrative Agent and the Lenders that:

      Section 6.01. Debt; Certain Equity Securities. (a) No DealerTrack Company will create, incur, assume or permit to exist any Debt, except:

            (i) Debt created under the Loan Documents;

            (ii) Debt existing on the date hereof and listed in Schedule 6.01, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

            (iii) Debt of any DealerTrack Company to any other DealerTrack Company;

            (iv) Guarantees by any DealerTrack Company of Debt of any other DealerTrack Company; provided that, if the Debt being Guaranteed is subordinated to any of the Secured Obligations, such Guarantee shall be subordinated to the related Secured Obligations on terms at least as favorable to the Lenders as those applicable to such Debt;

            (v) Debt of the Company or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Debt is incurred before or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this clause shall not exceed $7,500,000 at any time outstanding;

            (vi) Debt of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate

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

      principal amount of Debt permitted by this clause shall not exceed $3,000,000 at any time outstanding;

            (vii) obligations of the Company or any other Subsidiary to customers in respect of security deposits provided to the DealerTrack Companies in the ordinary course of their business and consistent with past practice;

            (viii) (A) unsecured obligations of any DealerTrack Company to pay any portion of the purchase price of any Permitted Acquisition which is contingent on (or calculated by reference to) the performance of the acquired Person; and (B) unsecured Debt of any DealerTrack Company to any seller of property acquired in a Permitted Acquisition, so long as, immediately before and after giving pro forma effect to such Permitted Acquisition and the creation or incurrence of such Debt, (x) no Default shall exist or would result therefrom, and (y) Holdings and the Company shall be in compliance with Sections 6.13 and 6.14, such compliance to be determined based on Holdings' consolidated financial statements referred to in Section 3.04(a)(ii) or most recently delivered pursuant to Section 5.01(a) or (b) as though such Debt had been created or incurred (and the related Permitted Acquisition had been consummated) on the first day of the four Fiscal Quarter period covered thereby (any Debt permitted by this clause (viii)(B), "PERMITTED SELLER NOTES");

            (ix) obligations of any DealerTrack Company under Hedging Agreements permitted by Section 6.07;

            (x) unsecured Debt of Holdings or the Company that (A) is expressly subordinated to the prior payment in full in cash of the obligations of such Person under the Loan Documents on terms and conditions satisfactory to the Required Lenders, (B) will not mature, and has no scheduled amortization or payments of principal, prior to the date which is 91 days after the Term Loan Maturity Date, and (C) has covenant, default and remedy provisions no more restrictive, and mandatory prepayment, repurchase or redemption provisions not materially more onerous or expansive in scope, taken as a whole, than those set forth in the Loan Documents, in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided that, immediately before and after giving pro forma effect to the creation, incurrence or assumption of any such Debt, Holdings and the Company shall be in compliance with Sections 6.13 and 6.14, such compliance to be determined based on Holdings' consolidated financial statements referred to in Section 3.04(a)(ii) or most recently delivered pursuant to Section 5.01(a) or (b) as though such Debt had been created, incurred or assumed on the first day of the four Fiscal Quarter period covered thereby (any Debt permitted by this clause (x), "PERMITTED SUBORDINATED DEBT");

            (xi) reimbursement obligations of any DealerTrack Company with respect to standby letters of credit issued in the ordinary course of business and having an aggregate face amount not exceeding $600,000; provided that any such obligations are reimbursed within 10 days after the drawing of the related letter of credit;

            (xii) obligations of any DealerTrack Company under Cash Management Agreements or otherwise in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts;

            (xiii) Debt of any DealerTrack Company under agreements relating to the financing of insurance premiums;

            (xiv) Debt of Foreign Subsidiaries in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

            (xv) other unsecured Debt in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

            (xvi) unsecured Debt of any DealerTrack Company that will not mature, and has no scheduled amortization or payments of principal, prior to the date that is 91 days after the Term Loan Maturity Date (or, if the Term Loans have, at the time, been repaid in full, the Revolving Maturity
      Date), so long as, immediately before and after giving pro forma effect to the incurrence of such Debt, (x) no Default shall exist or would result therefrom, and (y) Holdings and the Company shall be in compliance with Sections 6.13 and 6.14, such compliance to be determined based on Holdings' consolidated financial statements referred to in Section 3.04(a)(ii) or most recently delivered pursuant to Section 5.01(a) or (b) as though such Debt had been incurred on the first day of the four Fiscal Quarter period covered thereby;

provided that (x) Debt of a DealerTrack Company that is not a Credit Party to a Credit Party (including Guarantees by a Credit Party of Debt of a DealerTrack Company that is not a Credit Party) shall be subject to Section 6.04, and (y) no Person that is an Excluded Subsidiary pursuant to clause (b) of the definition thereof may incur any Debt or other obligations under any of the foregoing clauses (i) through (xvi).

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

      (b) No DealerTrack Company will issue any preferred stock or other preferred Equity Interests, except for any such preferred stock or other Preferred Equity Interests in Holdings that does not require any cash payment (including any sinking fund or similar deposit) to be made thereon (whether as a dividend or distribution thereon or on account of the purchase, redemption, retirement, acquisition, cancellation or termination thereof or otherwise) until a payment date that is 91 days after the Term Loan Maturity Date (or, if the Term Loans have, at the time, been repaid in full, the date that is 91 days after the date of such repayment in full).

      Section 6.02. Liens. No DealerTrack Company will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (i) Transaction Liens;

            (ii) Permitted Liens;

            (iii) any Lien on any property of the Company or any other Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Company or any other Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (iv) any Lien existing on any property before the acquisition thereof by the Company or any other Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien will not apply to any other property of the Company or any other Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (v) Liens on fixed or capital assets acquired, constructed or improved by the Company or any other Subsidiary; provided that (A) the Debt secured by such Liens is permitted by Section 6.01(a)(v), (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement and (C) such Liens will not apply to any other property of the Company or any other Subsidiary;

            (vi) Liens that are contractual rights of set-off relating to (A) the establishment of depository relations with banks not given in connection with the incurrence of Debt and/or (B) pooled deposit or sweep accounts of any Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties;

            (vii) Liens on cash or cash equivalents securing obligations permitted by Section 6.01(a)(xi); provided that the aggregate amount of cash and cash equivalents subject to such Liens shall not exceed 110% of the obligations secured thereby;

            (viii) licenses of intellectual property in the ordinary course of business; and

            (ix) Liens not otherwise permitted by the foregoing clauses (i) through (viii) securing Debt in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

      Section 6.03. Fundamental Changes. (a) No DealerTrack Company will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person (other than Holdings) may merge into the Company in a transaction in which the Company is the surviving corporation,
(ii) any Person (other than Holdings and the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Guarantor, is a Subsidiary Guarantor and (iii) any Subsidiary (other than the Company) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of the DealerTrack Companies and is not materially disadvantageous to the Lenders; provided that, if any such merger involves a Person that is not a wholly owned Subsidiary immediately before such merger, such merger shall not be permitted unless also permitted by Section 6.04.

      (b) Neither the Company nor any other Subsidiary will engage to any material extent in any business except businesses of the types conducted by the Company and the other Subsidiaries on the date hereof and businesses reasonably related thereto or to the automotive industry generally, provided that the Company and the other Subsidiaries shall not engage in manufacturing.

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      (c) Holdings will not engage in any business or activity, and will not own or acquire any assets or incur any liabilities, except activities integral to, and assets or liabilities consisting of or integral to, (i) its ownership of all the outstanding Equity Interests in the Company and its other Subsidiaries (or any lesser amount thereof to the extent so permitted by Section 6.04 or 6.05),
(ii) Debt permitted by Section 6.01(a), Investments permitted by Section 6.04 (including with respect to Permitted Acquisitions), sales, transfers and dispositions of assets permitted by Section 6.05, Hedging Agreements permitted by Section 6.07 and Restricted Payments permitted by Section 6.08, (iii) its Equity Interests (including sales and/or issuances thereof permitted hereunder),
(iv) its existence and compliance with law (including with respect to tax liabilities), (v) its status as a public company or (vi) its management of Holdings (including, without limitation, the management of its Subsidiaries); provided, however, that in no event shall Holdings engage in product sales or provide any licensing or subscription services.

      Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No DealerTrack Company will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (any of the foregoing, an "INVESTMENT"), except:

      (a) Permitted Investments;

      (b) Investments existing on the date hereof and listed on Schedule 6.04;

      (c) Investments by the DealerTrack Companies in the Equity Interests in their respective Subsidiaries; provided that any such Equity Interests held by or on behalf of a Credit Party shall be pledged pursuant to the Security Agreement as required by clause (b) of the definition of "Collateral and Guarantee Requirement";

      (d) loans or advances permitted by Section 6.01(a)(iii);

      (e) Guarantees constituting Debt permitted by Section 6.01(a);

      (f) Investments received by any DealerTrack Company in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers and vendors, in each case in the ordinary course of business;

      (g) the purchase or other acquisition any DealerTrack Company (including in any Proposed Acquisition) of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of any Person, or of all of the Equity Interests in any Person that, upon the consummation of such purchase or acquisition, will be owned directly by Holdings or one or more of its wholly owned Subsidiaries (including as a result of a merger, amalgamation or consolidation) (any purchase or other acquisition permitted by this subsection (g), a "PERMITTED ACQUISITION"), including any Investments received by any DealerTrack Company in connection therewith; provided that:

            (i) each DealerTrack Company (including any Subsidiaries created or acquired in connection with such purchase or acquisition) shall have complied with, or within the times specified therein shall comply with, Sections 5.12 and 5.13;

            (ii) such purchase or acquisition shall not be pursuant or related to or in connection with any hostile transaction;

            (iii) immediately before and immediately after giving pro forma effect to such purchase or acquisition (including any creation, incurred or assumed of Debt in connection therewith), (A) no Default shall have occurred and be continuing or would result therefrom, (B) the DealerTrack Companies shall be in compliance with Section 6.03(b) and (C) Holdings and the Company shall be in compliance with Sections 6.13 and 6.14, such compliance to be determined based on Holdings' consolidated financial statements referred to in Section 3.04(a)(ii) or most recently delivered pursuant to Section 5.01(a) or (b) as though such purchase or acquisition (and any creation, incurrence or assumption of Debt in connection therewith) had been consummated on the first day of the four Fiscal Quarter period covered thereby;

            (iv) Holdings shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, (A) certifying that all of the requirements specified in this subsection (g) have been satisfied and (B) setting forth reasonably detailed calculations demonstrating pro forma compliance with Sections 6.13 and 6.14;

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

            (v) in the case of any Proposed Acquisition financed with the proceeds of Loans, such Proposed Acquisition is consummated substantially simultaneously with the Borrowing of such Loans; and

            (vi) if the aggregate consideration paid by the DealerTrack Companies in connection with such purchase or acquisition exceeds $5,000,000, the Lenders shall have received any information relating thereto as they have reasonably requested to demonstrate compliance with the foregoing clauses (i) through (v);

      (h) advances by the DealerTrack Companies to their suppliers or vendors in the ordinary course of business; and

      (i) other Investments in an aggregate amount not exceeding $5,000,000 at any time outstanding;

provided that the aggregate amount of Investments (whether existing on the Effective Date or made thereafter) by Credit Parties in Persons that are not Credit Parties (including (x) any consideration paid by Credit Parties in connection with Permitted Acquisitions in respect of Equity Interests in (or assets of) and (y) any Guarantees of obligations of, Persons that are not, and will not be required to become, Credit Parties) shall not exceed $10,000,000 at any time outstanding.

      Section 6.05. Asset Sales. No DealerTrack Company will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will the Company or any other Subsidiary issue any additional Equity Interest, except:

      (a) (i) sales, transfers and other dispositions of inventory, used or surplus equipment or Permitted Investments, or licenses of intellectual property, in any case in the ordinary course of business, and (ii) sales, transfers and other dispositions of obsolete or worn out assets, immaterial assets acquired in a Permitted Acquisition and assets that not used or useful in the conduct of the business of the DealerTrack Companies;

      (b) sales, transfers and other dispositions to another DealerTrack Company; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Credit Party shall comply with Section 6.09; and

      (c) sales, transfers and other dispositions of assets (except Equity Interests in the Company or another Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause during any Fiscal Year shall not exceed 10% of Consolidated Total Assets as of the last day of the immediately preceding Fiscal Year;

provided that all sales, transfers, leases and other dispositions permitted by this Section (except those permitted by clause (b) above) shall be made for fair value and for at least 75% cash consideration.

      Section 6.06. Sale and Leaseback Transactions. No DealerTrack Company will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (any of the foregoing, a "SALE AND LEASEBACK TRANSACTION"), except for any such sale of any fixed or capital asset by the Company or another Subsidiary that is (i) made for cash consideration in an amount not less than the cost of such fixed or capital asset and (ii) consummated within 90 days after the Company or such other Subsidiary acquires or completes the construction of such fixed or capital asset.

      Section 6.07. Hedging Agreements. No DealerTrack Company will enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a DealerTrack Company is exposed in the conduct of its business or the management of its liabilities.

      Section 6.08. Restricted Payments; Certain Payments of Debt. (a) No DealerTrack Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Holdings may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) (A) any Subsidiary (other than the Company) may declare and pay dividends with respect to its capital stock and (B) the Company may declare and pay dividends with respect to its capital stock so long as any cash or other property so distributed is applied, substantially simultaneously therewith, to make an Investment permitted by Section 6.04, (iii) Holdings may make Restricted Payments (A) pursuant to and in accordance with stock option plans or other benefit plans of the DealerTrack Companies, (B) in connection with an IPO to the extent required to pay accrued dividends on preferred Equity Interests in Holdings which become due as a result thereof and (C) after the Term Loan Maturity Date (or, if the Term Loans have, at the time, been repaid in full, the date of such repayment in full), in an aggregate amount in any Fiscal Year not exceeding 50% of Consolidated Net Income for the preceding Fiscal Year, and (iv) the Company may declare and pay dividends to Holdings at such times and in such amounts as shall be necessary to permit Holdings to conduct activities and discharge liabilities permitted by Section 6.03(c) (including to pay taxes attributable to its ownership in its Subsidiaries as permitted thereby) (it being understood that Holdings may not use any such amount to make any Restricted Payment (whether in connection with activities or liabilities permitted by Section 6.03(c) or otherwise) unless such Restricted Payment is expressly permitted by clause (i) or (iii) above).

      (b) No DealerTrack Company will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Debt, except:

            (i) payments in respect of Debt permitted by clauses (i) and (iii) of Section 6.01(a);

            (ii) payments of regularly scheduled interest and principal payments as and when due in respect of Debt permitted by clauses (ii) and (iv) through (xvi) of Section 6.01(a); provided that no such payment may be made in respect of (A) (x) Permitted Seller Notes or (y) Debt existing pursuant to clause (ii) of Section 6.01(a) owed to any seller of property, in each case unless, immediately before and after giving pro forma effect to such payment, no Default under clause (a), (b), (h) or (i) of Section
      7.01 shall have occurred and be continuing or would result therefrom, or
      (B) Permitted Subordinated Debt if such payment would be inconsistent with any of the criteria set forth in clauses (A) and/or (B) of the definition thereof;

            (iii) refinancings of Debt to the extent permitted by Section 6.01(a); and

            (iv) payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the property securing such Debt.

      Section 6.09. Transactions with Affiliates. No DealerTrack Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such DealerTrack Company than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliate, (c) transactions permitted by Section 6.01(iii) or (iv), mergers, consolidations, liquidations and dissolutions permitted by Section 6.03(a),

Investments permitted by Section 6.04(c) or (d), Restricted Payments permitted by Section 6.08(a). payments of Debt permitted by Section 6.08(b)(i), (ii) or
(iii) and (d) cross-licensing of intellectual property consistent with current business practices.

      Section 6.10. Restrictive Agreements. No DealerTrack Company will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any DealerTrack Company to create or permit to exist any Lien on any of its property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Credit Parties or to Guarantee Debt of the Credit Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition),
(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iv) clause (a) of this Section shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt or (B) customary provisions in leases and other contracts restricting the assignment thereof.

      Section 6.11. Amendment of Material Documents; Change in Fiscal Year. No DealerTrack Company will (a) amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents or any Material Agreement, in each case in a manner adverse to such DealerTrack Company or the Administrative Agent or any Lender (in its capacity as a Lender), or (b) change its fiscal year from that in effect on the date hereof.

      Section 6.12. Capital Expenditures. Holdings and the Company will not permit the aggregate amount of Capital Expenditures made in any Fiscal Year to exceed (i) $15,000,000 (in the case of the Fiscal Year ending December 31, 2005) or (ii) 12.5% of Consolidated Gross Revenue for the preceding Fiscal Year (in the case of each Fiscal Year ending thereafter).

      Section 6.13. Leverage Ratio. Holdings and the Company will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

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

                     Period                                  Ratio
                     ------                                  -----
From and including the Effective Date to and
Including December 30, 2005                                  2.75:1

From and including December 31, 2005 and
thereafter                                                   2.50:1

      Section 6.14. Fixed Charge Coverage Ratio. Holdings and the Company will not permit the Fixed Charge Coverage Ratio at any time to be less than 1.50:1.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

      If any of the following events ("EVENTS OF DEFAULT") shall occur:

      (a) any Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

      (b) any Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three Business Days;

      (c) any representation, warranty or certification made or deemed made by or on behalf of any DealerTrack Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

      (d) Holdings or the Company shall fail to observe or perform any covenant or agreement contained in Section 2.04(k)(ii), 5.01(a)(i), 5.02, 5.04 (with respect to the existence of Holdings or the Company) or 5.11 or in Article 6;

      (e) any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause
(a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Holdings (which notice will be given at the request of any Lender);

      (f) any DealerTrack Company shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt (i) in the case of principal, when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and (ii) in the case of interest or any other amount, beyond any grace period applicable thereto, if any;

      (g) any event or condition occurs that results in Material Debt becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

      (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any DealerTrack Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any DealerTrack Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      (i) any DealerTrack Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any DealerTrack Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or
(vi) take any action for the purpose of effecting any of the foregoing;

      (j) any DealerTrack Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

      (k) one or more judgments for the payment of money in an aggregate amount exceeding $5,000,000 shall be rendered against one or more DealerTrack Companies and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any DealerTrack Company to enforce any such judgment;

      (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the DealerTrack Companies in an aggregate amount exceeding $5,000,000 for all periods;

      (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or
(ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

      (n) a Change in Control shall occur; or

      (o) any Guarantor's Secured Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing;

then, and in every such event (except an event with respect to Holdings or the Company described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower; and in the case of any event with respect to Holdings or the Company described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower.

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

                                    ARTICLE 8
                                   THE AGENTS

      Section 8.01. Appointment and Authorization. (a) Each Lender Party (in its capacities as a Lender, the LC Issuing Bank (if applicable) and a potential Hedge Bank or Cash Management Bank) irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent (i) to sign and deliver the Security Documents and (ii) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

      (b) The LC Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuing Bank shall have all of the benefits and immunities
(i) provided to the Agents in this Article 8 with respect to any acts taken or omissions suffered by the LC Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent" as used in this Article 8 and in the definition of "Lender Party" included the LC Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the LC Issuing Bank.

      Section 8.02. Rights and Powers as a Lender. A bank serving as any Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not such Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any DealerTrack Company or Affiliate thereof as if it were not an Agent.

      Section 8.03. Limited Duties and Responsibilities. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for any failure to disclose, any information relating to any DealerTrack Company that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Company or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to the responsibility of the Administrative Agent to confirm receipt of items expressly required to be delivered to it.

      Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. Each Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any DealerTrack Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

      Section 8.05. Sub-Agents and Related Parties. Each Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

      Section 8.06. Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the LC Issuing Bank and Holdings. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which, so long as no

Event of Default has occurred and is continuing, shall be reasonably acceptable to Holdings. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the LC Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

      Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

      Section 8.08. Other Agents. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "Syndication Agent", "Documentation Agent", "Joint Bookrunner" or "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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

                                    ARTICLE 9
                                  MISCELLANEOUS

      Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to Holdings or the Company, to it at 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042, Attention of Eric Jacobs, General Counsel (Telecopy No. 516-734-3805);

      (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., at 1111 Fannin Street, Houston, TX 77002, Attention of Debbie Meche (Telecopy No. 713-750-2938) with copies to 1411 Broadway, New York, NY 10018, Attention of Norma Kahn (Telecopy No. 212-391-6091) and 277 Park Avenue, New York, NY 10172, Attention of Anne Biancardi (Telecopy No. 212-534-3078);

      (c) if to the LC Issuing Bank, to JPMorgan Chase Bank, N.A., at 1111 Fannin Street, Houston, TX 77002, Attention of Debbie Meche (Telecopy No. 713-750-2938) with copies to 1411 Broadway, New York, NY 10018, Attention of Norma Kahn (Telecopy No. 212-391-6091) and 277 Park Avenue, New York, NY 10172, Attention of Anne Biancardi (Telecopy No. 212-534-3078);

      (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and Holdings. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

      Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

      (b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by Holdings, the Company and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

            (i) increase the Commitment of any Lender without its written consent;

            (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

            (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

            (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

            (v) change any provision of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to take any action thereunder, without the written consent of each Lender, or each Lender of such Class, as the case may be;

            (vi) release any Guarantor from its Secured Guarantee (except as expressly provided in the Security Agreement), or limit its liability in respect of its Secured Guarantee, without the written consent of each Lender;

            (vii) release all or substantially all of the Collateral from the Transaction Liens, without the written consent of each Lender;

            (viii) waive any condition set forth in Section 4.02 (including by amending or waiving any provision of Article 5, 6, 7 or 8 if the effect of such amendment or waiver would be to waive any such condition) for purposes of any Borrowing of Revolving Loans without the written consent of the Required Revolving Lenders;

            (ix) change any provision of this Agreement relating to the repayment or prepayment of Loans of any Class, without the written consent of Lenders holding (i) if there are 3 or fewer Lenders of such Class, at least 66-2/3% of the outstanding Loans and unused Commitments of such Class or (ii) if there are 4 or more Lenders of such Class, more than 50% of the outstanding Loans and unused Commitments of such Class; or

            (x) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently than those holding Loans of the other Class, without the written consent of Lenders holding at least
      (i) if there are 3 or fewer Lenders of such Class, at least 66-2/3% of the outstanding Loans and unused Commitments of the adversely affected Class or (ii) if there are 4 or more Lenders of such Class, more than 50% of the outstanding Loans and unused Commitments of the adversely affected Class;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the LC Issuing Bank without its prior written consent, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Company and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

      (c) Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of

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each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

      Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Initial Lenders and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans.

      (b) The Borrowers agree, jointly and severally, to indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any DealerTrack Company, or any Environmental Liability related in any way to any DealerTrack Company or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and

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nonappealable judgment to have resulted from such Indemnitee's gross negligence or willful misconduct.

      (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the LC Issuing Bank under subsection
(a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the LC Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the LC Issuing Bank in its capacity as such. For purposes hereof, a Lender's "PRO RATA SHARE" shall be determined based on its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

      (d) To the extent permitted by applicable law, neither Holdings nor the Company shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or any Transaction or any other transaction contemplated hereby or by the other Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

      (e) All amounts due under this Section shall be payable within 5 Business Days after written demand therefor.

      Section 9.04. Successors and Assigns. (a) The provisions of this
Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), except that neither Holdings nor the Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit) and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any

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Commitment it has at the time and any Loans at the time owing to it); provided that:

            (i) each of (A) the Administrative Agent, (B) in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure, the LC Issuing Bank and (C) except (x) in the case of an assignment to a Lender or a Lender Affiliate or (y) if an Event of Default has occurred and is continuing, Holdings must give their prior written consent to such assignment (which consents shall not be unreasonably withheld);

            (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (ii) shall not prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

            (iii) unless each of Holdings and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, if only Term Loans are being assigned, shall not be less than $1,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

            (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

            (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire.

Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to

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be a party hereto but shall continue to be entitled to the benefits of Sections
2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

      (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

      (d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

      (e) Any Lender may, without the consent of or notice to Holdings, the Company or any other Lender Party, sell participations to one or more banks or other entities ("PARTICIPANTS") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Company and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification

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

or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

      (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holdings' prior written consent. A Participant shall not be entitled to the benefits of Section
2.16 unless Holdings is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Holdings and the Company, to comply with Section 2.16(e) as though it were a Lender.

      (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15,
2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

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

      Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the LC Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement
(i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

      Section 9.07. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

      Section 9.08. Right of Set-off. Each Lender and each of their respective Lender Affiliates is authorized at any time when (i) an Event of Default shall have occurred and be continuing, or (ii) any Borrower Loan Obligation shall not have been paid when due, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Lender Affiliate to or for the credit or the account of any Borrower (other than any such obligations arising under or in respect of any agreement or other arrangement entered into in the ordinary course of business of such Borrower pursuant to which such Lender or Lender Affiliate is a customer of such Borrower, as to which any rights of setoff shall be determined without reference to the provisions of this Section) against any Borrower Loan Obligations now or hereafter existing and held by such Lender or Lender Affiliate, irrespective of whether or not such Lender or Lender Affiliate shall have made any demand therefor and although such obligations may be unmatured. The rights of each Lender and each such Lender Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Lender Affiliate may have.

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

      Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      (b) Each of Holdings and the Company irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

      (c) Each of Holdings and the Company irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

      (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

      Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT

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IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT
BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      Section 9.11. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

      Section 9.12. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations, (g) with the consent of Holdings or the applicable Credit Party or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, "INFORMATION" means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by such Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                DEALERTRACK, INC.

                                By: ____________________________________________
                                    Name:
                                    Title:

                                DEALERTRACK HOLDINGS, INC.

                                By: ____________________________________________
                                    Name:
                                    Title:

                                JPMORGAN CHASE BANK, N.A., as a
                                   Lender and as Administrative Agent
                                   and LC Issuing Bank

                                By: ____________________________________________
                                    Name:
                                    Title:

                                LEHMAN COMMERCIAL PAPER INC.. as a Lender

                                By: ____________________________________________
                                    Name:
                                    Title:

                                WACHOVIA BANK, NATIONAL
                                   ASSOCIATION, as a Lender

                                By: ____________________________________________
                                    Name:
                                    Title: